Exhibit 3(i).2

CERTIFICATE OF AMENDMENT

OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INPHI CORPORATION

INPHI CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1. The original Certificate of Incorporation of this Corporation was filed with the Secretary of the State of Delaware on November 13, 2000, under its original name of “TCOM COMMUNICATIONS, INC.”

2. This Certificate of Amendment of Sixth Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and restates, integrates and further amends the provisions of the Corporation’s Sixth Amended and Restated Certificate of Incorporation:

RESOLVED, that ARTICLE IV, Section A as presently in effect be, and the same hereby is, amended and restated to read in its entirety as follows:

“A. Classes of Stock. The Corporation is authorized to issue two classes of shares of stock designated “Common Stock,” and “Preferred Stock,” respectively. The total number of shares which the Corporation is authorized to issue is 94,603,385 shares. 60,000,000 shares shall be Common Stock, par value $.001 per share and 34,603,385 shares shall be Preferred Stock, par value $.001 per share, consisting of (i) 1,234,000 shares of Series A Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), (ii) 6,828,895 shares of Series B Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), (iii) 15,175,770 shares of Series C Preferred Stock, par value $.001 per share (the “Series C Preferred Stock”), (iv) 8,196,720 shares of Series D Preferred Stock, par value $.001 per share (the “Series D Preferred Stock”) and (v) 3,168,000 shares of Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are sometimes referred to in this Certificate of Incorporation as the “Preferred Stock”.”

3. The Certificate of Amendment of Sixth Amended and Restated Certificate of Incorporation so adopted reads in full as set forth above and is hereby incorporated herein by this reference. All other provisions of the Sixth Amended and Restated Certificate of Incorporation remain in full force and effect.

* * *

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation on June 10, 2010.

/s/ Young Sohn
Young Sohn,
Chief Executive Officer

/s/ John Edmunds
John Edmunds,
Secretary

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